Exhibit 99.1

November 4, 2024	Analyst Contact:	Erin Dailey 918-947-7411
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces Third Quarter 2024 Financial Results;
Increases 2024 Financial Guidance

Declares Fourth Quarter Dividend

TULSA, Okla. - Nov. 4, 2024 - ONE Gas, Inc. (NYSE: OGS) today announced its third quarter financial results, increased the midpoint of its 2024 EPS guidance and declared its quarterly dividend.

“Through company-wide effort and focused execution, we have raised and narrowed our 2024 financial guidance, all while maintaining a healthy balance sheet,” said Robert S. McAnnally, president and chief executive officer. “As we approach the end of the year, we are poised to deliver strong financial results, serve our customers and strategically position the company for the opportunities that lie ahead.”

THIRD QUARTER 2024 FINANCIAL RESULTS & HIGHLIGHTS

•Third quarter net income was $19.3 million, or $0.34 per diluted share, compared with $25.2 million, or $0.45 per diluted share, in the third quarter 2023;
•Year-to-date net income was $145.8 million, or $2.56 per diluted share, compared with $160.5 million, or $2.87 per diluted share, in the same period last year;
•The Company raised and tightened 2024 diluted earnings per share guidance to a range of $3.85 to $3.95, from a previous range of $3.70 to $4.00;
•In October, the Company entered into agreements to increase the capacity of the ONE Gas Credit Agreement and the commercial paper program each to $1.35 billion from $1.275 billion;
•On Sept. 27, 2024, the parties to Texas Gas Service’s Central-Gulf rate case filed an uncontested settlement agreement for an increase of $19.3 million, based on a 9.7 percent return on equity and a 59.6 percent common equity ratio, subject to approval;
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ONE Gas Announces Third Quarter 2024 Financial Results;
Increases 2024 Financial Guidance
November 4, 2024

•In August, the Company reopened its 5.10 percent senior notes of $300 million to issue an additional $250 million at an effective rate of 4.87 percent, aggregating its senior notes due April 2029 to $550 million; and
•The board of directors declared a quarterly dividend of $0.66 per share ($2.64 annualized), payable on Dec. 4, 2024, to shareholders of record at the close of business on Nov. 19, 2024.

THIRD QUARTER 2024 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $59.5 million in the third quarter, compared with $57.2 million in the third quarter 2023, due primarily to an increase of $17.5 million from new rates.

The increase was partially offset by:

•an increase of $3.7 million in depreciation and amortization expense from additional capital investment;
•an increase of $6.1 million in employee-related costs, due primarily to planned investments in the Company’s workforce and ongoing in-sourcing efforts; and
•an increase of $2.0 million in outside services.

Excluding interest related to KGSS-I securitized bonds, net interest expense increased $11.5 million for the three months ending Sept. 30, 2024. Interest expense was primarily impacted by the conversion of the two debt maturities in the first quarter 2024 to commercial paper with a higher weighted average interest rate, the issuance of $300 million of 5.10 percent senior notes in December 2023 and the reopening of the 5.10 percent senior notes in August 2024 to issue an additional $250 million.

Income tax expense includes a credit for amortization of the regulatory liability associated with excess deferred income taxes (EDIT) of $1.5 million and $2.5 million for the three months ended Sept. 30, 2024, and 2023, respectively.

Capital expenditures and asset removal costs were $197.7 million for the third quarter 2024 compared with $184.3 million in the same period last year, primarily representing expenditures for system integrity and extension of service to new areas.

YEAR-TO-DATE 2024 FINANCIAL PERFORMANCE

Operating income for the nine-month 2024 period was $274.8 million, compared with $270.5 million in 2023, which primarily reflects:

•an increase of $43.3 million in revenue from new rates; and
•an increase of $5.1 million in residential sales due primarily to net customer growth in Oklahoma and Texas.

ONE Gas Announces Third Quarter 2024 Financial Results;
Increases 2024 Financial Guidance
November 4, 2024

These increases were offset partially by:

•an increase of $16.5 million of employee-related costs due primarily to planned investments in the Company’s workforce and ongoing in-sourcing efforts;
•an increase of $14.0 million in depreciation and amortization expense from additional capital investment;
•an increase of $2.1 million due to ad valorem taxes;
•an increase of $1.0 million due to insurance expense;
•an increase of $1.9 million in fleet costs; and
•a decrease of $5.9 million in revenue due to lower sales volumes, largely offset by the impact of weather normalization mechanisms.
Excluding interest related to KGSS-I securitized bonds, net interest expense increased $23.2 million for the nine months ended Sept. 30, 2024. Interest expense was primarily impacted by the conversion of the two debt maturities in the first quarter 2024 to commercial paper with a higher weighted average interest rate, the issuance of $300 million of 5.10 percent senior notes in December 2023 and the reopening of the 5.10 percent senior notes in August 2024 to issue an additional $250 million.

Income tax expense includes a credit for amortization of the regulatory liability associated with EDIT of $13.4 million and $15.5 million for the nine months ended Sept. 30, 2024, and 2023, respectively.

Capital expenditures and asset removal costs were $571.7 million for the nine-month 2024 period compared with $539.1 million in the same period last year. The increase was due primarily to expenditures for system integrity and extension of service to new areas.

REGULATORY ACTIVITIES UPDATE

In February 2024, Oklahoma Natural Gas filed its annual Performance-Based Rate Change application for the test year ended December 2023. The filing included a requested $31.8 million base rate revenue increase. In August 2024, the Oklahoma Corporation Commission issued an order approving a settlement with a revenue increase of $31.4 million. New rates went into effect in June 2024.

In March 2024, Kansas Gas Service submitted an application to the Kansas Corporation Commission (KCC) requesting an increase to its base rates reflecting investments in its natural gas distribution system. On Oct. 3, 2024, the KCC issued an order approving the parties’ unanimous settlement agreement and new rates became effective on Nov. 1, 2024. Kansas Gas Service’s net base rates will increase by $35 million. Kansas Gas Service was already recovering $35 million from customers through the Gas System Reliability Surcharge (GSRS) filings; therefore, this settlement represents a total base rate increase of $70 million. The unanimous settlement agreement stipulates a GSRS pre-tax carrying charge of 8.97 percent for subsequent GSRS filings.

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ONE Gas Announces Third Quarter 2024 Financial Results;
Increases 2024 Financial Guidance
November 4, 2024

In March 2024, Texas Gas Service made a Gas Reliability Infrastructure Program (GRIP) filing in the West-North service area, requesting an $8.6 million increase. Two municipalities denied the requested increase, but their denials were overturned by the Texas Railroad Commission (RRC). All other municipalities, and the RRC, approved an increase of $8.5 million or allowed it to take effect with no action. Texas Gas Service implemented new rates in July 2024.

In June 2024, Texas Gas Service filed a rate case in the Central-Gulf service area, requesting a $25.8 million increase. Texas Gas Service has invested approximately $355 million in its Central-Gulf service area natural gas distribution system since its last Central-Gulf service area rate case was finalized in August 2020. A portion of this investment, approximately $342 million, is currently recovered through GRIP. On Sept. 27, 2024, the parties filed an uncontested settlement agreement for an increase of $19.3 million based on a 9.7 percent return on equity and a 59.6 percent common equity ratio. In October 2024, the Administrative Law Judge issued a proposal for decision recommending the settlement be approved. If the settlement is approved by the RRC, new rates are expected to take effect in December 2024.

In May, Texas Gas Service made a GRIP filing for all customers in the Rio Grande Valley service area, requesting a $3.7 million increase. In August 2024, the RRC and municipalities approved an increase of $3.6 million, and new rates became effective in September 2024.

INCOME TAX UPDATE

In 2024, the Internal Revenue Service issued Revenue Procedure 2024-15, which allows for the deferral of income taxes on securitization bond proceeds received from a qualifying state financing entity. In 2022, Oklahoma Natural Gas received $1.3 billion in securitization bond proceeds and reported this amount as income on its federal income tax return for that year. Following the new revenue procedure, the Company amended its 2022 federal tax return to request a refund of $55.5 million, pending review and approval by the Internal Revenue Service. Consequently, as of Sept. 30, 2024, the Company recorded a receivable from the Internal Revenue Service to reflect the anticipated refund, along with a deferred tax liability to account for the future tax obligation. Those items do not impact current earnings. Additionally, the Company plans to file an amended Oklahoma corporate income tax return in the fourth quarter of 2024 to request a state refund of $1.5 million.

2024 FINANCIAL GUIDANCE INCREASED

The Company raised and narrowed its 2024 financial guidance, with net income expected to be in the range of $219 million to $226 million, compared with its previously announced range of $214 million to $231 million. Earnings per diluted share are expected to be approximately $3.85 to $3.95, compared with the previously announced range of $3.70 to $4.00. The midpoint of 2024 earnings per diluted share guidance increased to $3.90, compared with the previous guidance midpoint of $3.85.

Capital expenditures, including asset removal costs, are still expected to be approximately $750 million in 2024.
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ONE Gas Announces Third Quarter 2024 Financial Results;
Increases 2024 Financial Guidance
November 4, 2024

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will host a conference call on Tuesday, Nov. 5, 2024, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 833-470-1428, passcode 002088, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-813-9403, passcode 631642.
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ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, costs, liquidity, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs, income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates or other recovery mechanisms;
•cyber-attacks, which, according to experts, continue to increase in volume and sophistication, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee, vendor, counterparty, or Company information; further, increased remote working arrangements have required enhancements and modifications to our information technology infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
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ONE Gas Announces Third Quarter 2024 Financial Results;
Increases 2024 Financial Guidance
November 4, 2024

•our ability to manage our operations and maintenance costs;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
•the length and severity of a pandemic or other health crisis which could significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of severe storms in the territories in which we operate, and climate change, and the related effects on supply, demand, and costs;
•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
•our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, revenue protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to obtain capital on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of natural gas purchased for our customers and any related financing required to support our purchase of natural gas supply;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax, cybersecurity and other laws or regulations to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve in Oklahoma, Kansas and Texas, and economic conditions in these areas;
•acts of nature and naturally occurring disasters;
•political unrest and the potential effects of threatened or actual terrorism and war;
•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
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ONE Gas Announces Third Quarter 2024 Financial Results;
Increases 2024 Financial Guidance
November 4, 2024

•changes in accounting standards;
•changes in corporate governance standards;
•existence of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, and shortage of skilled-labor;
•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans; and
•our ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Third Quarter 2024 Financial Results;
Increases 2024 Financial Guidance
November 4, 2024

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		June 30,
(Unaudited)	2024	2023	2024	2023
	(Thousands of dollars, except per share amounts)

Total revenues	$340,398	$335,816	$1,452,855	$1,766,073

Cost of natural gas	59,632	70,910	514,593	866,950

Operating expenses
Operations and maintenance	130,743	121,623	385,258	366,921
Depreciation and amortization	72,126	68,435	221,247	207,246
General taxes	18,448	17,645	57,023	54,501
Total operating expenses	221,317	207,703	663,528	628,668
Operating income	59,449	57,203	274,734	270,455
Other income, net	2,982	55	7,322	4,810
Interest expense, net	(39,148)	(27,961)	(107,475)	(85,561)
Income before income taxes	23,283	29,297	174,581	189,704
Income taxes	(4,015)	(4,108)	(28,753)	(29,205)
Net income	$19,268	$25,189	$145,828	$160,499

Earnings per share
Basic	$0.34	$0.45	$2.57	$2.89
Diluted	$0.34	$0.45	$2.56	$2.87

Average shares (thousands)
Basic	56,825	55,624	56,768	55,576
Diluted	57,093	55,975	56,906	55,897

Dividends declared per share of stock	$0.66	$0.65	$1.98	$1.95

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ONE Gas Announces Third Quarter 2024 Financial Results;
Increases 2024 Financial Guidance
November 4, 2024

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Unaudited)	2024	2023
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$8,937,502	$8,468,967
Accumulated depreciation and amortization	2,432,659	2,333,755
Net property, plant and equipment	6,504,843	6,135,212
Current assets
Cash and cash equivalents	18,797	18,835
Restricted cash and cash equivalents	9,961	20,552
Total cash, cash equivalents and restricted cash and cash equivalents	28,758	39,387
Accounts receivable, net	176,248	347,864
Materials and supplies	94,392	77,649
Natural gas in storage	180,795	187,097
Regulatory assets	130,854	75,308
Other current assets	79,455	37,899
Total current assets	690,502	765,204
Goodwill and other assets
Regulatory assets	269,925	287,906
Securitized intangible asset, net	272,510	293,619
Goodwill	157,953	157,953
Other assets	143,692	131,100
Total goodwill and other assets	844,080	870,578
Total assets	$8,039,425	$7,770,994

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ONE Gas Announces Third Quarter 2024 Financial Results;
Increases 2024 Financial Guidance
November 4, 2024

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)

	September 30,	December 31,
(Unaudited)	2024	2023
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 55,655,255 shares at September 30, 2024; issued and outstanding 56,545,924 shares at December 31, 2023	$567	$565
Paid-in capital	2,042,568	2,028,755
Retained earnings	770,416	737,739
Accumulated other comprehensive loss	(929)	(1,182)
Total equity	2,812,622	2,765,877
Other long-term debt, excluding current maturities, net of issuance costs	2,131,448	1,877,895
Securitized utility tariff bonds, excluding current maturities, net of issuance costs	253,434	282,506
Total long-term debt, excluding current maturities, net of issuance costs	2,384,882	2,160,401
Total equity and long-term debt	5,197,504	4,926,278
Current liabilities
Current maturities of other long-term debt	14	772,984
Current maturities of securitized utility tariff bonds	28,956	27,430
Notes payable	951,400	88,500
Accounts payable	146,821	278,056
Accrued taxes other than income	71,829	68,793
Regulatory liabilities	27,652	66,901
Customer deposits	72,537	62,187
Other current liabilities	88,405	112,370
Total current liabilities	1,387,614	1,477,221
Deferred credits and other liabilities
Deferred income taxes	851,378	752,068
Regulatory liabilities	483,287	500,478
Employee benefit obligations	20,030	20,265
Other deferred credits	99,612	94,684
Total deferred credits and other liabilities	1,454,307	1,367,495
Commitments and contingencies
Total liabilities and equity	$8,039,425	$7,770,994
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ONE Gas Announces Third Quarter 2024 Financial Results;
Increases 2024 Financial Guidance
November 4, 2024

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
(Unaudited)	2024	2023
	(Thousands of dollars)
Operating activities
Net income	$145,828	$160,499
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	221,247	207,246
Deferred income taxes	82,052	14,733
Share-based compensation expense	10,458	9,259
Provision for doubtful accounts	3,736	7,164
Proceeds from government securitization of winter weather event costs	—	197,366
Changes in assets and liabilities:
Accounts receivable	167,880	369,203
Materials and supplies	(16,743)	(4,045)
Natural gas in storage	6,302	64,798
Asset removal costs	(48,135)	(48,779)
Accounts payable	(116,385)	(189,663)
Accrued taxes other than income	3,036	(10,825)
Customer deposits	10,350	9,139
Regulatory assets and liabilities - current	(106,051)	17,884
Regulatory assets and liabilities - noncurrent	13,374	28,667
Other assets and liabilities - current	(67,145)	7,656
Other assets and liabilities - noncurrent	(4,023)	2,222
Cash provided by operating activities	305,781	842,524
Investing activities
Capital expenditures	(523,590)	(490,338)
Other investing expenditures	(3,760)	(3,194)
Other investing receipts	5,122	4,121
Cash used in investing activities	(522,228)	(489,411)
Financing activities
Borrowings (repayments) of notes payable, net	862,900	(225,050)
Issuance of other long-term debt, net of premiums	253,651	—
Issuance of common stock	3,368	3,176
Repayment of other long-term debt	(773,000)	—
Repayment of securitized utility tariff bonds	(27,939)	(20,716)
Dividends paid	(112,064)	(108,049)
Tax withholdings related to net share settlements of stock compensation	(1,098)	(2,563)
Cash provided by (used in) financing activities	205,818	(353,202)
Change in cash, cash equivalents, restricted cash and restricted cash equivalents	(10,629)	(89)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	39,387	18,127
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$28,758	$18,038
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$110,667	$78,798
Cash paid (received) for income taxes, net	$(1,232)	$17,051
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ONE Gas Announces Third Quarter 2024 Financial Results;
Increases 2024 Financial Guidance
November 4, 2024

APPENDIX

ONE Gas, Inc.
KGSS-I SECURITIZATION

In November 2022, Kansas Gas Service Securitization I, L.L.C. (KGSS-I) issued $336 million of securitized utility tariff bonds. KGSS-I used the proceeds from the issuance to purchase the Securitized Utility Tariff Property from Kansas Gas Service, pay for debt issuance costs, and reimburse Kansas Gas Service for upfront securitization costs paid on behalf of KGSS-I.

Revenues for the three months ended Sept. 30, 2024, include $10.5 million associated with KGSS-I, which is offset by $6.5 million in operating and amortization expense and $3.9 million in net interest expense. Revenues decreased $1.5 million compared to the same period last year, which was offset by the net change of a $1.1 million decrease in operating and amortization expense and a $0.4 million decrease in net interest expense.

Revenues for the nine months ended Sept. 30, 2024, include $33.7 million associated with KGSS-I, which is offset by $21.4 million in operating and amortization expense and $12.2 in net interest expense. Compared to the same nine month period last year, revenues decreased $2.0 million, which was offset by the net change of a $0.7 million decrease in amortization and operating expense and a $1.3 million decrease in net interest expense.

The following table summarizes the impact of KGSS-I on the consolidated balance sheets, for the periods indicated:

	September 30,	December 31,
	2024	2023
	(Thousands of dollars)
Restricted cash and cash equivalents	$9,961	$20,552
Accounts receivable	4,499	5,133
Securitized intangible asset, net	272,510	293,619
Total assets	$286,970	$319,304
Current maturities of securitized utility tariff bonds	28,956	27,430
Accounts payable	222	393
Accrued interest	2,627	7,207
Securitized utility tariff bonds, excluding current maturities, net of discounts and issuance costs $5.0 million and $5.3 million, as of September 30, 2024 and December 31, 2023, respectively	253,434	282,506
Equity	1,731	1,768
Total liabilities and equity	$286,970	$319,304

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ONE Gas Announces Third Quarter 2024 Financial Results;
Increases 2024 Financial Guidance
November 4, 2024

The following table summarizes the impact of KGSS-I on the consolidated statements of income, for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	(Thousands of dollars)
Operating revenues	$10,515	$12,014	$33,741	$35,754
Operating expense	(111)	(113)	(332)	(332)
Amortization expense	(6,429)	(7,489)	(21,109)	(21,758)
Interest income	199	259	539	560
Interest expense	(4,138)	(4,548)	(12,731)	(14,101)
Income before income taxes	$36	$123	$108	$123

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ONE Gas Announces Third Quarter 2024 Financial Results;
Increases 2024 Financial Guidance
November 4, 2024

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2024	2023	2024	2023
	(Millions of dollars)
Natural gas sales	$289.8	$286.0	$1,290.7	$1,606.0
Transportation revenues	$30.6	$29.6	$101.3	$97.6
Securitization customer charges	$10.5	$12.0	$33.7	$35.8
Other revenues	$9.5	$8.2	$27.2	$26.7
Total revenues	$340.4	$335.8	$1,452.9	$1,766.1
Cost of natural gas	$59.6	$70.9	$514.6	$867.0
Operating costs	$149.2	$139.3	$442.3	$421.4
Depreciation and amortization	$72.1	$68.4	$221.2	$207.2
Operating income	$59.5	$57.2	$274.8	$270.5
Net income	$19.3	$25.2	$145.8	$160.5
Capital expenditures and asset removal costs	$197.7	$184.3	$571.7	$539.1

Volumes (Bcf)
Natural gas sales
Residential	7.5	8.6	70.4	76.0
Commercial and industrial	4.0	4.1	26.2	28.0
Other	0.2	0.2	1.5	1.7
Total sales volumes delivered	11.7	12.9	98.1	105.7
Transportation	48.1	51.3	163.7	169.1
Total volumes delivered	59.8	64.2	261.8	274.8

Average number of customers (in thousands)
Residential	2,096	2,076	2,103	2,088
Commercial and industrial	161	160	163	163
Other	3	3	3	3
Transportation	12	12	12	12
Total customers	2,272	2,251	2,281	2,266

Heating Degree Days
Actual degree days	8	1	5,127	5,466
Normal degree days	56	56	5,944	5,960
Percent colder (warmer) than normal weather	*	*	(14)%	(8)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	920	912	924	918
Actual degree days	0	0	1,798	1,953
Normal degree days	9	8	2,039	2,028
Percent colder (warmer) than normal weather	*	*	(12)%	(4)%

Kansas
Average number of customers (in thousands)	647	641	652	649
Actual degree days	8	1	2,430	2,568
Normal degree days	45	46	2,899	2,900
Percent colder (warmer) than normal weather	*	*	(16)%	(11)%

Texas
Average number of customers (in thousands)	705	698	705	699
Actual degree days	0	0	899	945
Normal degree days	2	2	1,006	1,032
Percent colder (warmer) than normal weather	*	*	(11)%	(8)%
*Not meaningful
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